March 22, 1999
                  Paul Reynolds
                  Director, Communications
                  (602) 379-2629

                    PINNACLE WEST CAPITAL CORPORATION AMENDS
                             STOCKHOLDER RIGHTS PLAN

         PHOENIX, AZ - March 22, 1999 - Pinnacle West Capital Corporation (NYSE:
PNW) announced today that its Board of Directors has approved an amended stockholder rights plan, which basically continues the important provisions of the company's original shareholder rights plan for a second 10-year period. The current plan was set to expire on March 31, 1999. The amended rights plan will expire on March 26, 2009, unless the rights are earlier redeemed or exchanged by the Board of Directors.

         The revised plan includes provisions which are triggered when an individual or group acquires 15 percent or more of the company's common stock or commences or announces a tender or exchange offer in which they would acquire at least 15 percent of the company's common stock.

         Pinnacle West is a Phoenix-based company with consolidated assets of $7 billion. Its major subsidiary is Arizona Public Service, which generates, sells and delivers electricity and energy-related products in the western United
States. SunCor, its real estate subsidiary, has some 13,000 acres under development.

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